REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (this “Agreement) dated as of October 14, 2009 (the “Closing Date”), is made by and between and among MIDAS MEDICI GROUP HOLDINGS, INC., a Delaware corporation (“Midas Medici”), and UTILIPOINT INTERNATIONAL, INC., a New Mexico corporation (“Utilipoint”) (Midas Medici and Utilipoint are hereinafter collectively referred to as “Borrower”) and PROFICIO BANK, a Utah corporation (“Bank”).

W I T N E S S E T H:

That for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises herein made, Bank and Borrower, intending to be legally bound, agree as follows:

ARTICLE I

THE LOAN

Section 1.1   Bank hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Bank, upon the terms and conditions, set forth in this Agreement, the principal sum of up to Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Revolving Loan”).  Borrower’s obligation to repay the Revolving Loan and the interest thereon shall be evidenced by this Agreement and a Secured Revolving Promissory Note (the “Revolving Note”) in form and substance satisfactory to Bank.  Until the earlier of October 14, 2010 (the “Maturity Date”), or the occurrence of any Event of Default (as defined under Article 6 of this Agreement), Borrower may borrow hereunder, prepay the principal sum of such Revolving Loan in whole or in part without penalty, and re-borrow hereunder, so long as the aggregate unpaid principal balance of such loan does not exceed the Borrowing Base at such time.  Bank may require at any time that advances be made upon at least one (1) banking day’s notice to Bank.  Bank may also require at any time that advances be requested in writing on Bank’s loan request form.  Bank may disburse each advance by credit to Borrower’s account with Bank.  Interest on the Revolving Loan, calculated at the Applicable Interest Rate, shall be paid monthly in arears commencing on November 1, 2009, and continuing on the same day of each successive month thereafter through the Maturity Date, at which time all accrued but unpaid interest, together with any other amount due and payable hereunder shall be paid in full.  Principal payable on account of the Revolving Loan shall be payable by Borrower to Bank immediately upon the earliest of (i) the occurrence of an Event of Default which Bank elects to accelerate the maturity and payment of the Revolving Loan, or (ii) the Maturity Date; provided, however, that if the principal balance of the Revolving Loan outstanding at any time shall exceed the Borrowing Base at such time, Borrower shall, promptly on demand, repay the Revolving Loan in an amount sufficient to reduce the aggregate unpaid principal amount of the Revolving Loan by an amount equal to such excess.

Each request for a Revolving Loan advance, if requested by Bank or required pursuant to Section 4.12, shall be accompanied by a complete and accurate borrowing base certificate (“Borrowing Base Certificate”) in the form attached hereto as Exhibit A, and shall be confirmed by Borrower with Bank by telephone; provided, that Bank shall at any time have the right to review and adjust, in the exercise of its reasonable discretion, any calculation set forth in the Borrowing Base Certificate (i) to reflect Bank’s reasonable estimate of declines in value of any of the Eligible Accounts described in such Borrowing Base Certificate, and (ii) to the extent such calculation is not in accordance with this Agreement.  Borrower shall make no more than one (1) request for Revolving Loan advances per business day.

Section 1.2  Bank retains the right at any time, after the occurrence of an Event of Default which Event of Default is continuing, to notify Account debtors that Accounts have been assigned to Bank and to collect Accounts directly in its own name and to charge the reasonable collection costs and expenses, including reasonable attorneys’ fees, to Borrower.  Bank has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.  For the purpose of computing interest hereunder, all items of payment received by Bank shall be deemed applied by Bank on account of the Revolving Loan (subject to final payment of such items) on the next Business Day after receipt by Bank of such items of payment in Salt Lake City, Utah.

Section 1.3  In no event shall the amount of interest due and payable under this Agreement, the Revolving Note, or the Security Agreement (as defined in Section 2.1 below) exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is made by Borrower or received by Bank, such excess sum shall be credited as a payment of principal (or, if no principal shall remain outstanding, shall be refunded to Borrower).  It is the express intent hereof that the Borrower not pay and Bank not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law.

Section 1.4Borrower shall pay Bank an origination fee equal to two percent (2.00%) of the amount of the Revolving Loan (i.e., Ten Thousand Dollars and No/100 ($10,000.00)) (the “Loan Origination Fee”) for the Revolving Loan.  Borrower previously paid Bank one-half of the Loan Origination Fee (i.e., $5,000.00) upon the execution of the commitment letter, which amount is non-refundable.  The remaining one-half of the Loan Origination Fee (i.e., $5,000.00) shall be paid by Borrower to Bank on the Closing Date and shall be deemed fully earned by Bank upon the execution of this Agreement.

ARTICLE II

COLLATERAL

Section 2.1  The repayment by Borrower of its indebtedness under the Revolving Loan and the Revolving Note, and the performance by Borrower of all obligations under this Agreement shall be secured by (i) a security agreement (“Security Agreement”) that secures obligations so defined as to include the Revolving Loan or the Revolving Note, and by all property of Borrower in, or coming into, the possession, control or custody of Bank, or in which Bank has or hereafter acquires a lien, security interest, or other right, including, without limitation all accounts, inventory, furniture, fixtures, equipment, leasehold improvements, chattel paper, and general intangibles of Borrower and all proceeds thereof (individually and collectively, the “Collateral”).

Section 2.2Borrower shall execute and deliver, or shall cause to be executed and delivered, such documents relating to the Collateral as Bank may from time to time request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES: CONDITIONS PRECEDENT

Borrower represents and warrants to Bank as follows:

Section 3.1Each Borrower is a corporation duly organized and existing under the laws of its state of incorporation, and is qualified to do business in all jurisdictions in which it conducts its business, except where the failure to be so qualified is not reasonably likely to have a material adverse affect on such Borrower.

Section 3.2The execution and delivery by Borrower of, and the performance by each Borrower of its obligations under, this Agreement, the Revolving Note and the Security Agreement have been duly authorized by all requisite action on the part of Borrower and do not and will not (i) violate any provision of Borrower’s articles of incorporation, by-laws, or other organizational documents, any law or any judgment, order or ruling of any court or governmental agency, or (ii) be in conflict with, result in a breach of, or constitute, following notice or lapse of time or both, a default under any material indenture, agreement or other instrument to which Borrower is a party or by which either Borrower or any of its property is bound.

Section 3.3  Each of this Agreement, the Revolving Note, and the Security Agreement is the legal, valid and binding obligation and agreement of Borrower, enforceable against the Borrower which executed it in accordance with its terms.

Section 3.4There are no pending or threatened actions or proceedings before any court or administrative or governmental agency that are reasonably likely to, individually or collectively, materially adversely affect the financial condition or business operations of Borrower.

Section 3.5  Borrower has furnished to Bank financial statements which reflect fiscal year end dated December 31, 2008 (on Utilipoint) and interim statement dated June 30, 2009 (on Utilipoint) as well as June 30, 2009 (on Midas Medici) (collectively the “Financial Statements”), which Financial Statements are true and correct in all material respects. Such Financial Statements fairly and accurately present the financial condition of the applicable Borrower as of the dates indicated.  Since the dates of the latest Financial Statements referred to above, there has been no material adverse change in the financial condition, business, or operations of Borrower, and there exists no material contingent liability or obligation assertable against Borrower that is not identified and disclosed to Bank in the Financial Statements.

Section 3.6  All federal, state and other tax returns of Borrower required by law to be filed have been completed in full and have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments and withholdings.  There are no assessments pending against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor.

Section 3.7  The obligations of Borrower under this Agreement and the Revolving Note are not subordinated in right of payment to any other obligations of Borrower.

Section 3.8  Borrower possesses all permits, memberships, franchises, contracts, licenses, trademark rights, trade names, patents, and other authorizations necessary to enable it to conduct its business operations as now conducted, and no filing with, and no consent, permission, authorization, order or license of, any individual, entity, or governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Revolving Note.

Section 3.9  No event has occurred and is continuing which is, or which with the giving of notice or lapse of time or both would be, an Event of Default of this Agreement.

Section 3.10  Borrower has good and marketable title to all of its properties and assets including, without limitation, the Collateral and the properties and assets reflected in the above-described financial statement, unless disclosed in such financial statements.

Section 3.11  Bank’s obligations to make the Revolving Loan and to enter into and perform its agreements under this Agreement are subject to the full and complete satisfaction of the following conditions precedent, including receipt and approval by Bank of the following agreements, documents and instruments, each in form and substance satisfactory to Bank, in each case as determined by Bank in its sole and absolute discretion on or before the Closing Date:

(a) The representations and warranties by Borrower shall be correct in all respects on and as of the Closing Date (other than those that specifically relate to an earlier date).

(b) Bank shall have received and approved fully executed counterparts of the following documents, each of which shall have been duly authorized, executed (and, where appropriate, acknowledged), and delivered by the respective parties thereto, as well as any and all other documents and instruments as Bank may deem reasonably necessary with respect to the Revolving Loan:

(i)	this Agreement;

(ii)	the Revolving Note;

(iii)	the Security Agreement;

(iv)	the Subordination and Standstill Agreement;

(v)	the Financing Statements in Delaware and New Mexico; and

(vi)	the Compliance Certificate.

All documentation evidencing the foregoing shall be in form and substance reasonably satisfactory to Bank and shall include consents from such third parties as Lender deems necessary or appropriate.

(c) Bank shall have received a Letter of Comfort from Knox Lawrence International, LLC in form and substance reasonably satisfactory to Bank.

(d) All reasonable out-of-pocket costs and expenses incurred by Bank (including, without limitation, fees, costs and expenses for Bank’s legal counsel) shall be paid by Borrower on or before the Closing Date.

(e) Any and all obligations of Utilipoint under the Business Loan Agreement by and between Utilipoint and Bank of Albuquerque, dated January 6, 2009, have been paid in full.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as it may borrow under this Agreement or so long as any indebtedness remains outstanding under the Revolving Loan or under the Revolving Note, Borrower shall:

Section 4.1   Maintain its books, accounts and records in accordance with generally accepted accounting principles and upon reasonable prior notice to Borrower shall permit any person or entity designated in writing by Bank, during Borrower’s normal business hours, to visit and inspect any of its properties, books and financial records, and to make copies thereof and take extracts therefrom.

Section 4.2  Pay and discharge all taxes, assessments, fees, withholdings and other governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date on which penalties attached thereto, unless the legality thereof shall be promptly and actively contested in good faith by appropriate proceedings.

Section 4.3  Promptly notify Bank in writing of the occurrence of any Event of Default or of any pending or threatened litigation claiming damages in any amount seeking relief that, if granted, would materially adversely affect the financial condition or business operations of Borrower.

Section 4.4  Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to Borrower’s, including, without limitation, fire, public liability, property damage, and worker’s compensation insurance, which insurance shall be carried with companies and in amounts reasonably satisfactory to Bank, and Borrower shall deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect and if applicable, certificates showing the Bank as loss payee or an additional insured thereunder.

Section 4.5 Keep all its property in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that Borrower’s property shall be fully and efficiently preserved and maintained.

Section 4.6  Deliver to Bank (i) within forty-five (45) days after each quarter end, an internally prepared unaudited profit and loss statement and balance sheet of Borrower, and (ii) within one hundred-twenty (120) days after the end of each fiscal year end a profit and loss statement and balance sheet of Borrower, audited by the present independent certified public accountants of Borrower or by such other firm of independent public accountants as may be designated by Borrower and be reasonably satisfactory to Bank.

Section 4.7  Maintain its existence in good standing in the state of its organization or incorporation and its qualification and good standing in all jurisdictions where such qualification is required under applicable law, and conduct its business in the manner in which it is now conducted subject only to changes made in the ordinary course of business.

Section 4.8  Perform or take, on request of Bank, such action as may be necessary or advisable to perfect any lien or security interest in the Collateral or otherwise to carry out the intent of this Agreement.

Section 4.9  Pay or reimburse Bank for any reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred by Bank in preparing or enforcing this Agreement, the Revolving Note, the Security Agreement, and all other transaction documents, or in collecting the Revolving Loan and any other sums due under the Revolving Note or this Agreement after default by Borrower in the payment thereof.

Section 4.10  Maintain its primary deposit and operation accounts with Bank; provided that, Borrower may have secondary accounts at other financial institutions with the prior consent of Bank.

Section 4.11  Use the proceeds of the Revolving Loan only for working capital purposes.

Section 4.12  No later than 1:00 p.m., Mountain Time on each day on which Borrower requests a Revolving Loan advance (but in any event no later than the tenth (10th) day of each month for the immediately preceding month), Borrower shall deliver to Bank a Borrowing Base Certificate based on the Eligible Accounts as of the end of the preceding week.

Section 4.13  No later than the forty-fifth (45th) day after the end of each fiscal quarter, Borrower shall deliver to Bank a compliance certificate (“Compliance Certificate”) (in the form attached hereto as Exhibit B) as of the end of the preceding quarter.

ARTICLE V

NEGATIVE COVENANTS

Borrower covenants and agrees that, without the prior written consent of Bank, so long as it may borrow under this Agreement or so long as any indebtedness remains outstanding under the Revolving Loan or under the Revolving Note, Borrower shall not:

Section 5.1  Use any proceeds of the Revolving Loan except for working capital purposes.

Section 5.2  Merge or consolidate or enter into any analogous reorganization or transaction with any person or entity (other than an affiliate of Borrower), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

Section 5.3  Without Bank’s prior written consent, enter into or offer or agree to: any sale, lease, sublease, assignment, transfer, conveyance, exchange, spin off or other disposition of, individually or in a series of related transactions, any of the material assets or properties of Borrower except for sales in the ordinary course of business.

Section 5.4  Cause, permit, or suffer, directly or indirectly, any Change of Control.

Section 5.5  Guarantee or become contingently liable for any obligation or indebtedness of any other person or entity, except that Borrower may endorse negotiable instruments for collection in the ordinary course of business.

Section 5.6  Make any loans, advances or extensions of credit to any person or entity, other than subsidiaries, except in the ordinary course of business.

Section 5.7Pay or declare any dividend or distribution to any of its shareholders after the date hereof.

Section 5.8  Grant any lien on or security interest in, or otherwise encumber, any of its properties or assets, including, without limitation, the Collateral, except for liens for taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves are being maintained by Borrower, and those liens disclosed to Bank by Borrower in writing prior to the execution of this Agreement.

Section 5.9  Make any significant principal payments in respect of any of the Subordinated Debt prior to the public offering of Midas Medici’s capital stock.

Section 5.10  Permit its minimum tangible net worth (“Tangible Net Worth”), as defined in accordance with GAAP, and as measured as of the last day of each fiscal quarter, to not be less than Two Million and No/100 Dollars ($2,000,000.00).  Tangible Net Worth will include the Subordinated Debt.

Section 5.11  Permit the Fixed Charge Coverage Ratio (as defined below) to be less than 1.30 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1  Any one or more of the following shall constitute an “Event of Default” hereunder by Borrower:

6.1.1 Failure to pay within ten (10) days after the date when due any payment of principal or interest due on the Revolving Note or any other sum due hereunder; or

6.1.2 Failure to pay when due any payment of principal or interest due on any other material obligation for money borrowed hereunder; or

6.1.3 Default under the Security Agreement or any other document, note, agreement, letter of credit, mortgage, security agreement, instrument, or understanding with, held by, or executed in favor of Bank, where such default continues for ten (10) days after written notice thereof from Bank to Borrower; or

6.1.4 Should any representation or warranty contained herein or made by or furnished on behalf of Borrower in connection herewith be false or misleading in any material respect as of the date made; or

6.1.5 Failure to perform or observe any covenant or agreement contained in Articles 4 or 5 of this Agreement, where such failure continues for ten (10) days after written notice thereof from Bank to Borrower; or

6.1.6 Failure to pay its debts generally as they become due unless such debts are the subject of a bona fide dispute; or

6.1.7 Borrower’s making or taking any action to make an assignment for the benefit of creditors, or petitioning or taking any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or commencing or taking any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect, including, without limitation, any chapter of the federal Bankruptcy Code; or, if there shall have been filed or commenced against Borrower any such petition, application or proceeding which is not dismissed within sixty (60) days or in which an order for relief is entered; or should Borrower by any act or omission indicate its approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or should Borrower suffer to exist any such custodianship, receivership or trusteeship; or

6.1.8 Borrower’s concealing, removing, or permitting to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or making or suffering a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or making any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or suffering or permitting, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings which is not vacated within thirty (30) days after the date thereof.

Section 6.2  Upon the occurrence and continuation of an Event of Default, Bank may (i) terminate all obligations of Bank to Borrower, including, without limitation, all obligations to lend money under this Agreement, (ii) declare immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived, the Revolving Note and any other note of Borrower held by Bank, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, a reasonable attorney’s fee if collected by or through an attorney who is not a salaried employee of Bank, in bankruptcy or in other judicial proceedings), and (iii) pursue any remedy available to it under this Agreement, under the Revolving Note, under any other note of Borrower held by Bank, or under any available law, rule or regulation, and at law or in equity.

Section 6.3After the occurrence of an Event of Default, the obligations outstanding on the Revolving Loan shall bear interest at the then applicable Applicable Interest Rate plus three percent (3.0%) (the “Default Rate”).

ARTICLE VII

DEFINITIONS

Section 7.1  As used in this Agreement, the following terms shall have the meanings set forth below:

7.1.1 Accounting terms used in this Agreement shall have the meanings normally given them by, and shall be calculated, both as to amounts and classification of items, in accordance with, generally accepted accounting principles.

7.1.2 “Accounts” means all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.

7.1.3 “Agreement” means this Revolving Loan Agreement, as amended or supplemented in writing from time to time.

7.1.4 “Applicable Interest Rate” shall mean the rate of interest, rounded upward to the nearest whole one-thousandth of one percent, equal to the sum of (a) the Prime Rate plus (b) two and one-half percent  (2.50%); provided that, in no event shall the Applicable Interest Rate be less than six and one-half percent (6.50%) (the “Interest Rate Floor”).

7.1.5 “Bank” is defined in the introductory clause of this Agreement.

7.1.6 “Borrowing Base” means as of any date of determination thereof, an amount equal to eighty percent (80%) of the face value of Eligible Accounts in the United States and fifty percent (50%) of the face value of Eligible Accounts in Canada.  Borrower’s inventory shall not be included in the Borrowing Base.

7.1.7 “Borrowing Base Certificate” is defined in Section 1.1 of this Agreement.

7.1.8 “Borrower” is defined in the introductory clause of this Agreement.

7.1.9 “Change of Control” shall mean (a) Midas Medici ceasing to be the beneficial owner of at least fifty-one percent (51%) of the shares of capital stock of Utilipoint having the power to vote in the election of directors; (b) a sale, transfer or other disposition of all or substantially all of the assets of either Borrower; or (c) a merger or consolidation involving either Borrower which results in either Borrower not being the surviving entity.  For purposes of this definition, (i) “beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (as in effect on the Closing Date), whether or not applicable, except that a person or entity shall be deemed to have “beneficial ownership” of all shares of capital stock that any such person or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time, (ii) “capital stock” means, with respect to any corporation, any and all shares, interests, rights to purchase, warrants, options, participation or their equivalents of or interests (however designated) in stock issued by that corporation, and (iii) “control” means the power to direct or cause the direction of management and policies of a person or entity, whether by ownership of voting stock, contract or otherwise.

7.1.10 “Closing Date” is defined in the introductory clause of this Agreement.

7.1.11 “Collateral” is defined in Section 2.1 of this Agreement.

7.1.12 “Compliance Certificate” is defined in Section 4.13 of this Agreement.

7.1.13 “Current Portion of Long Term Debt” means, for any period, that portion of Borrower’s Long Term Debt that must be repaid within the next 12 months.

7.1.14 “Default Rate” is defined in Section 6.3 of this Agreement.

7.1.15 “EBITDA” means, for any period, the sum of the amounts for such period of (a) Net Income, (b) interest expense, (c) taxes imposed on or measured by income or excess profits (for such period and without regard to any prior periods), and (d) the amount of all depreciation and amortization allowances and other non-cash expenses of Borrower.  EBITDA in 2009 will be adjusted to reflect one-time charges.  No such adjustment will be made for 2010 EBITDA.

7.1.16 “Eligible Account(s)” means any invoiced Account arising in the ordinary course of Borrower’s business, which Bank, in its reasonable judgment, deems to be an Eligible Account.  Without limiting the foregoing, an Account shall not be an Eligible Account if:

(f) such Account is unpaid more than ninety (90) days after the original invoice date thereof;

(g) such Account is owing by an Account debtor with respect to which fifty percent (50%) or more of all accounts receivable of such Account debtor (in Dollar value) are unpaid more than sixty (60) days after the original invoice date thereof; or

(h) such Account is owing by an Account debtor that is obligated to Borrower respecting accounts receivable, the aggregate unpaid balance of which exceeds fifty percent (50%) (unless otherwise agreed to in writing by Lender) of the aggregate unpaid balance of all otherwise Eligible Accounts owed to Borrower at such time by all Account debtors, but only to the extent of such excess.

7.1.17  “Event of Default” is defined in Section 6.1 of this Agreement.

7.1.18 “Financial Statements” are defined in Section 3.5 of this Agreement.

7.1.19 “Financing Statements” means those certain UCC-1 financing statements to be filed in the States of Delaware (with respect to Midas Medici) and New Mexico (with respect to Utilipoint) in connection herewith.

7.1.20 “Fixed Charge Coverage Ratio” means, with respect to the Borrower for any period, the ratio of (a) the sum of EBITDA plus Rental Expense to (b) the sum of Rental Expense plus Interest Expense plus Current Portion of Long Term Debt.

7.1.21 “GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and, when used with reference to Borrower, consistent with the prior financial practices of Borrower.

7.1.22 “Interest Expense” means for any period as determined in conformity with GAAP, total Borrower interest expense, whether paid or accrued or due (including without limitation, in respect of the Revolving Loan and Subordinated Debt) and payable.

7.1.23 “Interest Rate Floor” is defined in Section 7.1.4 of this Agreement.

7.1.24 “Letter of Comfort” means that certain letter of comfort in favor of Lender by Knox Lawrence International, LLC.

7.1.25 “Loan Origination Fee” is defined in Section 1.4 of this Agreement.

7.1.26 “Long Term Debt” means debt with a maturity of greater than one (1) year and does not include the Subordinated Debt or the Revolving Loan.

7.1.27 “Maturity Date” is defined in Section 1.1 of this Agreement.

7.1.28 “Midas Medici” is defined in the introductory clause of this Agreement.

7.1.29 “Net Income” means, as applied to the Borrower for any fiscal period, the aggregate amount of net income (or net loss) of the Borrower, after taxes, for such period as determined in accordance with GAAP.

7.1.30 “Prime Rate” shall mean the published Wall Street Journal (Western Edition) Prime Rate.

7.1.31 “Rental Expense” means for any period as determined in conformity with GAAP, total Utilipoint rental expense, whether paid or accrued or due and payable.

7.1.32 “Revolving Loan” is defined in Section 1.1 of this Agreement.

7.1.33 “Revolving Note” is defined in Section 1.1 of this Agreement.

7.1.34 “Security Agreement” is defined in Section 2.1 of this Agreement.

7.1.35 “Subordinated Debt” shall mean those certain senior subordinated debentures by and between Utilipoint and Bruce R. Robinson Trust, Robert C. Bellemare, Jon Brock and Knox Lawrence International, LLC.

7.1.36 “Subordination and Standstill Agreement” means that certain subordination and standstill agreement delivered in connection herewith.

7.1.37 “Tangible Net Worth” is defined in Section 5.10 of this Agreement.

7.1.38 “Utilipoint” is defined in the introductory clause of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1No delay or failure on the part of Bank in the exercise of any right, power or privilege granted to Bank under this Agreement or the Revolving Note, or available at law or in equity, shall impair any such right, power or privilege of Bank or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege of Bank shall preclude the further exercise of such right, power or privilege.  No waiver shall be valid against Bank unless made in writing and signed by Bank, and then only to the extent expressly specified therein.

Section 8.2  All notices and communications required or provided for hereunder by any party shall be in writing and shall be (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, (c) sent by private courier or other overnight delivery service, or (d) sent by telecopy (with evidence of transmittal) to the party or parties to whom such notice is required to be given, to the address set forth below (or to such other address as any party may designate from time to time in accordance with the terms of this section:

If to Bank:

Proficio Bank
420 E. South Temple, Suite 520
Salt Lake City, Utah 84111
Attention:  Terry Grant, Chief Credit & Lending Officer
Facsimile No.:  (801) 363-0669

With a copy to:

Thomas R. Taylor, Esq.
Holme, Roberts & Owen, LLP
299 South Main St., Suite 1800
Salt Lake City, Utah 84111
Facsimile No.:  (801) 521-9639

If to Borrower:

c/o Midas Medici Group Holdings, Inc.
445 Park Avenue, 20th Floor
New York, New York 10022
Attention:  Nana Baffour, Chief Executive Officer
Facsimile No.:  (212) 202-4168

With a copy to:

Steven H. Lang, Esq.
360 Venture Law (Shmalo Lang) LLP
P.O. Box 77365
Atlanta, Georgia 30357
Facsimile No.:  (404) 420-2169

A notice delivered personally shall be effective upon receipt.  A notice delivered by private courier or other overnight delivery service shall be effective on the day delivered (or the day on which delivery is refused in the event delivery is refused).  A notice delivered by certified or registered mail shall be effective on the third business day after the day of mailing.  A notice sent by telecopy shall be effective twenty-four (24) hours after the dispatch thereof.

Section 8.3This Agreement  and the Revolving Note reflects the entire understanding and agreement of the parties with respect to the subject matter hereof.  This Agreement shall be construed in accordance with and governed by the laws of the State of Utah, and any disputes now or hereafter arising in connection with the execution or operation of this Agreement, regardless of whether such disputes shall arise in contract, tort or otherwise, shall be governed and determined by the laws of the State of Utah, without regard to the conflicts of laws provisions thereof.  Jurisdiction and venue for purposes of this Agreement shall be solely with the state and federal courts sitting in Salt Lake City, Salt Lake County, Utah.

Section 8.4  All representations and warranties contained in this Agreement or made or furnished by or on behalf of Borrower in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loan and shall continue in effect until the Revolving Loan and the interest thereon are paid in full and Borrower may no longer borrow under this Agreement.

Section 8.5This Agreement shall bind and inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, however, Borrower shall have no right to assign its rights or delegate its obligations hereunder without prior written consent of Bank which can be denied in its sole discretion.

Section 8.6  Time is of the essence in the payment and performance of every term and covenant of this Agreement and the Revolving Note.

Section 8.7  This Agreement may be amended or modified, and Borrower may take any action herein prohibited, or omit to perform any action required to be performed by it, only if Borrower shall obtain the prior written consent of Bank to such amendment, modification action or omission to act, and no course of dealing between Borrower and Bank shall operate as a waiver of any right, power or privilege granted under this Agreement, under the Revolving Note or the Security Agreement, or available at law or in equity.  This Agreement, the Revolving Note, and the Security Agreement contain the entire agreement between and among Borrower and Bank regarding the Revolving Loan and the Collateral. No oral representations or statements shall be binding on Bank, and no agent of Bank has the authority to vary the terms of this Agreement except in writing on the face hereof or on a separate page attached hereto.

Section 8.8  All rights, powers and privileges granted hereunder shall be cumulative, and shall not be exclusive of any other rights, powers and privileges granted by the Revolving Note or any other document or agreement, or available at law or in equity.

Section 8.9  Upon the occurrence and during the continuation of an Event of Default, Borrower recognizes Bank’s right, without notice or demand, to apply any indebtedness due or to become due to Borrower from Bank in satisfaction of any of the indebtedness, liabilities or obligations of Borrower under this Agreement, under the Revolving Note, or under any other note, instrument, agreement, document or writing of Borrower held by or executed in favor of Bank, including, without limitation, the right to set off against any deposits or cash collateral of Borrower held by Bank.  In addition to the right of setoff, as additional collateral for the Revolving Loan, Borrower hereby grants to Bank a continuing lien on and security interest in all deposit accounts of Borrower now or hereafter held by Bank, including all certificates of deposits now or hereafter issued to Borrower by Bank.

Section 8.10  To the extent permitted by applicable law, Borrower and Bank irrevocably waive all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement, the Revolving Note or the Security Agreement or any matter arising hereunder or thereunder. Borrower and Bank also agree that any legal action or proceeding with respect to this Agreement, the Revolving Note, or the Security Agreement or to enforce any judgment obtained against Borrower in connection therewith shall exclusively be brought by Bank or Borrower in the courts of the State of Utah sitting in Salt Lake County or in the United States District Court for the Central Division of Utah, or in any other court to the jurisdiction of which Borrower or any of its property is or may be subject.  Borrower and Bank irrevocably submit to the jurisdiction of the courts of the State of Utah sitting in Salt Lake County and of the United States District Court for the Central Division of Utah, and irrevocably waive any present or future objection to venue in any such court, and any present or future claim that any such court is an inconvenient forum, in connection with any action or proceeding relating to this Agreement, the Revolving Note, or the Security Agreement.

Section 8.11  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be constructed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring either party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

Section 8.12  If any lawsuit is brought to enforce this Agreement or in connection with any breach or violation hereof, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses, including, without limitation, all reasonable attorneys’ fee and expenses.

[Signatures on following page]

[Signature page to Revolving Loan Agreement]

WITNESS the hand and seal of the parties hereto on or as of the date first above written.

BORROWER: MIDAS MEDICI GROUP HOLDINGS, INC., a Delaware corporation

By:	/s/ Nana Baffour
Name: _Nana Baffour Title: Chief Executive Officer

UTILIPOINT INTERNATIONAL, a New Mexico corporation		[CORPORATE SEAL]

By:	/s/ Nana Baffour
Name: _Nana Baffour Title: Chief Executive Officer

PROFICIO BANK, a Utah corporation		[CORPORATE SEAL]

By:	/s/ Terry L. Grant
Name: Terry Grant Title:CCO

Exhibit A

Form of Borrowing Base Certificate

Midas Medici Group Holdings, Inc. and Utilipoint International, Inc.

Borrowing Base Certificate, Financial and Reporting Covenants

As of ___________________

Total Domestic Accounts Receivable
Total Canadian Accounts Receivable
Combined Accounts Receivable
Less: Invoices over 90 days past invoice date
Less: Other ineligible accounts per loan agreement
a) Over 50% of A/R past 60 days for 1 Customer
b) Concentration A/R
Total Qualified Accounts
Borrowing Base Percentage (80% Domestic)
Borrowing Base Percentage (50% Canada)
A. Amount Available

Total Eligible Collateral (A)

Maximum Loan Advance based on Eligible Collateral

Borrowings:

Outstanding Balance on Revolving Line of Credit ($500,000 maximum)

Total Borrowings

Collateral Surplus (Deficit)

I certify the above to be true and correct to the best of my knowledge & belief. We understand that you are relying upon this settlement statement and supporting documents in granting credit to us and we warrant that no "event of default" exists or is imminent under the agreements between us. The undersigned further certifies that all inventory is owned by free and clear of any liens or encumbrances, that the same is under the control and in the possession of the undersigned and otherwise complies with all provisions of agreements between us.

By:	Date

By:	Date

Exhibit B

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

The undersigned responsible officer(s) of MIDAS MEDICI GROUP HOLDIGS, INC., a Delaware corporation and UTILIPOINT INTERNATIONAL, INC., a New Mexico corporation (together, “Borrower”), hereby certify that to the best of their knowledge, Borrower has observed or performed in all of its covenants and other agreements, and satisfied every condition contained in the Revolving Loan Agreement dated October ___, 2009 (the “Agreement”), to be observed, performed or satisfied by it, and that the undersigned has no knowledge of any Event of Default.  Unless otherwise defined in this certificate, the capitalized terms used in this certificate shall have the meanings given to them in the Agreement.

Also, the undersigned has reviewed the attached financial statements for the Fiscal Quarter of ___________, 20__ and after such review, the undersigned certifies as to the following:

1.
The financial statements were prepared in accordance with GAAP consistently applied and present fairly the consolidated financial condition of Borrower at the close of the period covered by the financial statements.

2.	The Fixed Charge Coverage Ratio is ________ to 1.00 for the trailing ______-Fiscal ______ period ending _________________ (calculation is attached).

3.	The Tangible Net Worth for the close of the period covered by the attached financial statement is (calculation is attached).

The foregoing certificate, together with the calculations set forth in the attachment(s) are annexed hereto and made a part hereof and the financial statements delivered with the certificate in support hereof, are made and delivered on, 20__, pursuant to Section 4.6 of the Agreement.

MEDICI GROUP HOLDIGS, INC.
a Delaware corporation

By:____________________________________________
Name:__________________________________________
Title:___________________________________________

UTILIPOINT INTERNATIONAL, INC.

a New Mexico corporation

By:_____________________________________________
Name:___________________________________________
Title:____________________________________________